Filed Pursuant to Rule 424(b)(2)
Registration No. 333-133007
February 22, 2008
PRICING SUPPLEMENT
(To Prospectus Dated April 5, 2006,
Prospectus Supplement Dated October 12, 2007 and
Prospectus Addendum Dated December 12, 2007)
HSBC USA Inc.
$7,303,000
Equity Linked Notes with Contingent Protection
Linked to an Equally Weighted Basket of Fifteen Equity Securities.

Terms used in this pricing supplement are described or defined in the prospectus supplement and the prospectus. The notes offered will have the terms described in the prospectus supplement and the prospectus. The notes are conditionally principal protected, so long as the basket return of the reference asset never falls below the trigger level on any observation date. You may lose up to 100% of the principal amount of your initial investment in the notes if the basket return is negative and the basket return of the reference asset was below the trigger level on any observation date. Investing in the notes involves significant risks.
•	Reference Asset:
An equally weighted basket of equity stocks consisting of WELLS FARGO & COMPANY (Ticker: WFC) (“WFC”), CITIGROUP INC. (Ticker: C) (“C”), Federal National Mortgage Association (Ticker: FNM) (“FNM”), WACHOVIA CORPORATION (Ticker: WB) (“WB”), MBIA INC. (Ticker: MBI) (“MBI”), JPMORGAN CHASE & CO. (Ticker: JPM) (“JPM”), BANK OF AMERICA CORPORATION (Ticker: BAC)(“BAC”), THE BEAR STEARNS COMPANIES INC. (Ticker: BSC) (“BSC”), Lehman Brothers Holdings Inc. (Ticker: LEH) (“LEH”), WASHINGTON MUTUAL, INC. (Ticker: WM) (“WM”), SLM CORPORATION (Ticker: SLM) (“SLM”), AMBAC FINANCIAL GROUP, INC. (Ticker: ABK) (“ABK”), The Goldman Sachs Group, Inc. (Ticker: GS) (“GS”), Merrill Lynch & Co., Inc. (Ticker: MER) (“MER”), and ASSURED GUARANTY LTD. (Ticker: AGO) (“AGO”), each of which we refer to as a “component” and together as the “components” and to the issuer of each component as the “reference issuer” and together as the “reference issuers.”

•	Principal Amount:	$1,000 per note, subject to a minimum purchase of one note ($1,000).
•	Trade Date:	February 20, 2008.
•	Pricing Dates:	February 20, 2008.
•	Original Issue Date:	February 25, 2008.
•	Final Valuation Date:	February 22, 2011, subject to adjustment as described herein.
•	Maturity Date:	3 business days after the final valuation date and is expected to be February 25, 2011, subject to adjustment as described herein.
•	Observation Date(s):	February 22, 2008 and every fifth scheduled trading day thereafter during the observation period, and, the final valuation date.
•	Observation Period:	The period from, but excluding, the trade date to, and including, the final valuation date.
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:	For each note, you will receive a cash payment on the maturity date as described below:

- If the final basket return is positive, you will receive 100% of the original principal amount plus the product of (i) the principal amount multiplied by (ii) the final basket return multiplied by the upside participation rate;

- If the final basket return is negative and the basket return of the reference asset was greater than or equal to the trigger level on each observation date, you will receive 100% of the principal amount; and

- If the final basket return is negative and the basket return of the reference asset was below the trigger level on any observation date, you will lose 1% of the original principal amount for each percentage point that the final basket return is less than zero. In this case, the contingent protection is lost, and you will lose some or all of your principal amount. For example, if the final basket return is -25% and the basket return of the reference asset falls below the trigger level on any observation date, you will suffer a 25% loss and receive 75% of the original principal amount.

•	Upside Participation Rate:	131.33%
•	Basket Return:	On any observation date, the basket return will be the arithmetic average of the component performances of the components.
•	Component Performance:	With respect to each component, the percentage change from the respective component initial value to the respective component closing value, calculated as follows:

•	Final Basket Return:	The basket return on the final valuation date.
•	Trigger Level:	-20.00%, representing a basket return of -20.00%.
•	Component Initial Value:
With respect to WFC, 30.65; with respect to C, 25.49; with respect to FNM, 29.83; with respect to WB, 34.08; with respect to MBI, 12.18; with respect to JPM, 43.15; with respect to BAC, 42.97; with respect to BSC, 83.05; with respect to LEH, 55.39; with respect to WM, 17.09; with respect to SLM, 22.59; with respect to ABK, 9.94; with respect to GS, 177.25; with respect to MER, 51.84; and with respect to AGO, 23.46, each of which represents the official closing price of the applicable component on the trade date as determined by the calculation agent.

•	Component Closing Value:
With respect to each component, and on any observation date, the official closing price of one share of that component on such observation date as determined by the calculation agent subject to the terms specified herein. The component closing value of each component on the final valuation date (each of which we refer to as the “component ending value,” or, collectively, as “the component ending values”) will be used for the purposes of calculating the final basket return on the final valuation date.

•	Form of Notes:	Book-entry.
•	CUSIP and ISIN:	4042K0 JZ9 and US4042K0 JZ93.
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
•	Agent’s Discount / Total:	1.50% / $109,545.00. The agent’s discount may vary, but will be no more than the amount listed.
Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page PR-4 of this document and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes. HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Equity Linked Notes with Contingent Protection Linked to an Equally Weighted Basket of Fifteen Equity Securities.	$7,303,000.00	$287.01
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

HSBC SECURITIES (USA) INC.
February 22, 2008

SUMMARY

General Terms

This pricing supplement relates to one note offering linked to an equally-weighted basket of fifteen equity stocks identified on the cover page. The purchaser of a note will acquire a security linked to an equally-weighted basket of fifteen equity stocks. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although the note offering relates only to the equally-weighted basket of fifteen equity stocks identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the basket of equity stocks, or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 5, 2006, the prospectus supplement dated October 12, 2007, and the prospectus addendum dated December 12, 2007. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PR-4 of this pricing supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. As used herein, references to “HSBC”, “we”, “us”, and “our” are to HSBC USA Inc.

Payment at Maturity

On the maturity date and for each note, we will pay you the cash settlement value, which is an amount in cash based on the final basket return and whether the basket return of the reference asset was ever below the trigger level on any observation date, as described below:

•
If the final basket return is positive, you will receive 100% of the original principal amount plus the product of (i) the principal amount multiplied by (ii) the final basket return multiplied by the upside participation rate;

•
If the final basket return is negative and the basket return of the reference asset was greater than or equal to the trigger level on each observation date, you will receive 100% of the principal amount; and

•
If the final basket return is negative and the basket return of the reference asset was below the trigger level on any observation date, you will lose 1% of the original principal amount for each percentage point that the final basket return is less than zero. In this case, the contingent protection is lost and you will lose some or all of your original principal amount. For example, if the basket return is -25%, you will suffer a 25% loss and receive 75% of the original principal amount.

Your initial investment in the notes is conditionally protected. If the final basket return is negative and the basket return of the reference asset was below the trigger level on any observation date, the contingent protection is lost and your principal amount will be fully exposed to any decline in the reference asset over the term of the notes.

Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $5,000 for printing, trustee and legal fees and other expenses allocable to the offerings.

Market Disruption Event

If the final valuation date is not a scheduled trading day with respect to a component, then the final valuation date with respect to that component will be the next day that is a scheduled trading day with respect to that component. If a market disruption event (as defined below) exists with respect to a component on the final valuation date, then the final valuation date for that component will be the next scheduled trading day for that component on which a market disruption event does not exist with respect to that component. For the avoidance of doubt, if no market disruption event exists with respect to a component on the final valuation date for that component, the determination of that component’s component ending value will be made on the final valuation date, irrespective of the existence of a market disruption event with respect to one or more of the other components. If a market disruption event exists with respect to a component on five consecutive scheduled trading days for that component, then that fifth scheduled trading day will be the final valuation date for that component, and the calculation agent will determine the component ending value of that component on that date in good faith and in its sole discretion. If the final valuation date for any component is postponed, then the maturity date will also be postponed until the third business day following the postponed final valuation date for that component and no interest will be payable in respect of such postponement.

“Market disruption event” means, with respect to a component, any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(a) the occurrence or existence of a condition specified below at any time:

(i) any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise, (A) relating to such component, or (B) in futures or options contracts relating to such component, on any related exchange; or

(ii) any event (other than any event described in (b) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A), to effect transactions in, or obtain market values for, such component, or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to such component on any relevant related exchange; or

(b) the closure on any scheduled trading day of any relevant exchange relating to such component, or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means, with respect to a component, each exchange or quotation system on which futures or options contracts relating to such component are traded, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to such component has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to such component or on such temporary substitute exchange or quotation system as on the original related exchange).

“Relevant exchange” means, with respect to a component, any exchange on which that component trades.

“Scheduled closing time” means with respect to a relevant exchange or a related exchange, the scheduled weekday closing time on any scheduled trading day of the relevant exchange or related exchange on that scheduled trading day, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means, with respect to a component, any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for such component.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

INVESTOR SUITABILITY

The notes may be suitable for you if:
♦     You believe the basket return of the reference asset will increase over the term of the notes.
♦     You seek an investment with an enhanced return linked to the performance of the reference asset.
♦     You are willing to expose your principal to the full downside performance of the reference asset if the basket return falls below the trigger level on any observation date.
♦     You are willing to invest in the notes based on the upside participation rate of 131.33%.
♦     You are willing to forego dividends paid on the components included in the reference asset in exchange for (i) the possibility of an enhanced return if the final basket return is positive and (ii) contingent protection if the final basket return is less than zero, but the basket return is never below the trigger level.
♦     You do not seek current income from this investment.
♦     You do not seek an investment for which there is an active secondary market.
♦     You are willing to hold the notes to maturity.
♦     You seek an investment whose return is linked to components that represent companies in the financial sector.

The notes may not be suitable for you if:
♦     You do not believe the basket return of the reference asset will increase over the term of the notes.
♦     You do not seek an investment with exposure to the reference asset.
♦     You are unwilling to make an investment that is conditionally exposed to full downside performance of the reference asset.
♦     You prefer a product that provides an upside participation rate of greater than 131.33%.
♦     You seek an investment that is unconditionally 100% principal protected.
♦     You prefer to receive the dividends paid on any components included in the reference asset.
♦     You seek current income from this investment.
♦     You are unable or unwilling to hold the notes to maturity.
♦     You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦     You do not seek a product with exposure to the rate of return linked to components that represent companies in the financial sector.
♦     You seek an investment for which there will be an active secondary market.

The suitability considerations identified above are not exhaustive. Whether or not the notes are suitable for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances.

RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the securities comprising the reference asset. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement, prospectus addendum and prospectus.

As you review “Risk Factors” in the accompany prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset”;

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Contingent Principal Protection Only Applies if You Hold the Notes to Maturity.

You should be willing to hold your notes to maturity. The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes to us, our affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the basket return has increased since the trade date.

Principal Protection Applies Only in Limited Circumstances and Otherwise You May Lose Up to 100% of Your Initial Investment.

Your principal amount will be protected only if the basket return never falls below the trigger level on any observation date. The notes differ from ordinary debt securities in that we may not pay you 100% of the principal amount of your notes if the basket return falls below the trigger level on any observation date. In that event, the contingent protection will be eliminated and you will be fully exposed to a negative final basket return on the final valuation date. Accordingly, you may lose up to 100% of your principal amount.

Decreases in One or More Components May Reduce the Benefit of any Increase in Other Components.

The notes are linked to a weighted basket composed of the components. At any time when the price of one or more of the components increases, the prices of one or more of the other components may not increase as much or may even decline. Therefore, in calculating the basket return, increases in the price of one or more of the components may be moderated, or offset, by lesser increases or declines in the prices of one or more of the other components in the basket.

An Investment in the Notes is Subject to Risks Associated with the Financial Sector.

The components in the reference asset are primarily stocks of companies representing the financial sector of the S&P 500 Index. As a result, an investment in the notes will be concentrated in this single sector. Although an investment in the notes will not give noteholders any ownership or other direct interests in the stocks comprising the financial sector of the S&P 500 Index, the return on an investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the financial sector of the S&P 500 Index. Both the financial sector of the S&P 500 Index, as well as the components that comprise the reference asset, have been subject to increased volatility and downward pricing pressures during the past year.

Events Involving the Components Included In the Reference Asset.

The reference issuers of the components in the reference asset have generally been exposed to the mortgage-backed securities and fixed income credit markets. Current and anticipated dislocations in the mortgage-backed securities and credit markets, and deterioration in the consumer credit environment have had, and may continue to have, an adverse impact on the financial performance of one or more of the reference issuers of the components in the reference asset, which may include write-downs, losses and decreases in stock price. Such impact will have a negative impact on the value of the notes.

Lack of Liquidity.

The notes will not be listed on any securities exchange or quotation system. We intend to offer to purchase the notes in the secondary market but are not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which we are willing to buy the notes.

Potential Conflict of Interest.

HSBC and its affiliates may engage in business with the issuers of the basket components (the “basket component issuers”), which may present a conflict between the obligations of HSBC and you, as holder of the notes. The calculation agent, which is the issuer of the notes or one of its affiliates, will determine the payment at maturity based on observed component ending values. The calculation agent may postpone the determination of the final basket return or the maturity date if a market disruption event occurs and is continuing on the final valuation date.

Potentially Inconsistent Research, Opinions or Recommendations by HSBC.

HSBC and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the notes. Any such research, opinions or recommendations could affect the value of the components in the basket, and therefore, the market value of your notes.

Uncertain Tax Treatment.

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes.

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

Publicly available offering documents for Assured Guaranty Ltd. (one of the components) provide that although Assured Guaranty Ltd. believes that it is not and should not be treated as a "passive foreign investment company" (a "PFIC") for U.S. federal income tax purposes, this treatment is uncertain, and it is possible that it is, or will be, treated as a PFIC for U.S. federal income tax purposes. In this case, it is possible that the notes will be subject to the "constructive ownership" rules of section 1260 of the Code. If section 1260 applies to the notes, the portion of any long-term capital gain that is recognized on the sale, exchange, maturity, or other taxable disposition of the notes and is attributable to Assured Guaranty Ltd. may be treated as ordinary income and subject to an interest charge. Prospective investors in the notes should consult their tax advisors as to the possibility that Assured Guaranty Ltd. is treated as a PFIC for U.S. federal income tax purposes, and section 1260 applies to their notes.

Recently, the Internal Revenue Service (“IRS”) and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which would include the notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital , and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the note prior to the receipt of payments under the note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a note as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the note could be subject to U.S. withholding tax in respect of a note. It is unclear whether any regulations or other guidance would apply to the notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the notes.

Because of the uncertainty regarding the tax treatment of the notes, we urge you to consult your tax advisor as to the tax consequences of your investment in a note. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustration purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the basket return. We cannot predict the final basket return on the final valuation date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take these examples as an indication or assurance of the expected performance of the reference asset. The numbers in each example are rounded to the hundredth decimal space for ease of analysis.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes. These examples assume that the notes are held to maturity, that the upside participation rate is equal to 131.33% and that the trigger level is equal to -20.00%.

Example 1: The final basket return is greater than zero.

Final Basket Return	40.00%
Basket Return x Upside Participation Rate	52.53%
Cash Settlement Value	$1,525.30

Here, the final basket return is 40.00%.

Because the final basket return is positive, the cash settlement value equals 100% of the original principal amount plus the product of (i) the principal amount multiplied by (ii) the final basket return multiplied by the upside participation rate. Accordingly, at maturity, the cash settlement value in this example would equal $1,525.30.

Example 1 shows that you are assured a leveraged return of your principal investment when the final basket return of the reference asset is greater than zero. Nonetheless, the receipt of only the original principal amount of your notes plus a leveraged return at maturity may be less than the rate that you would have received from a conventional debt security.

Example 2: The final basket return is less than zero, and the basket return falls below the trigger level on one or more observation dates.

Basket Return falls below Trigger Level?	Yes
Final Basket Return	-10.00%
Cash Settlement Value	$900.00

Here, the final basket return is -10.00%.

Because the basket return of the reference asset is below the trigger level on at least one observation date, the contingent principal protection is lost in this example and you will be fully exposed to a negative final basket return on the final valuation date. Therefore the return on the notes in this example is -10.00%. Accordingly, the cash settlement value in this example would equal $900.00.

Example 2 shows that if the basket return is below the trigger level on any observation date, investors will be fully exposed to a negative final basket return and could lose some or all of their principle at maturity.

Example 3: The basket return is less than zero, but the basket return never falls below the trigger level on each observation date.

Basket Return falls below Trigger Level?	No
Basket Return	-10.00%
Cash Settlement Value	$1,000.00

Here, the final basket return is -10.00%.

Because the final basket return is negative, but the basket return was never below the trigger level on any observation date, you will receive a cash settlement value equal to the original principal amount of your notes. Accordingly, the cash settlement value in this example would equal $1,000.

Example 3 shows that you are assured the return of your principal investment where the basket return never falls below the trigger level on any observation date.

Sensitivity Analysis - Hypothetical payment at maturity for each $1,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the final basket return) on a $1,000 note for a hypothetical range of performance for the final basket return from -100% to +100%. The following results are based solely on the assumptions cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Assumptions:

•	Principal Amount:	$1,000
•	Upside Participation Rate:	131.33% if the basket return is positive
•	Trigger Level	-20.00%
•	Reference Asset Performance:	100% to -100%

	Trigger Event Does Not Occur[1]		Trigger Event Occurs[2]
Basket Return[3]	Payment at Maturity	Return on Notes at Maturity	Payment at Maturity	Return on Notes at Maturity
100.00%	$2,313.30	131.33%	$2,313.30	131.33%
90.00%	$2,182.00	118.20%	$2,182.00	118.20%
80.00%	$2,050.60	105.06%	$2,050.60	105.06%
70.00%	$1,919.30	91.93%	$1,919.30	91.93%
60.00%	$1,788.00	78.80%	$1,788.00	78.80%
50.00%	$1,656.50	65.65%	$1,656.50	65.65%
40.00%	$1,525.20	52.52%	$1,525.20	52.52%
30.00%	$1,394.00	39.40%	$1,394.00	39.40%
20.00%	$1,262.70	26.27%	$1,262.70	26.27%
10.00%	$1,131.30	13.13%	$1,131.30	13.13%
0.00%	$1,000.00	0.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%	$900.00	-10.00%
-20.00%	$1,000.00	0.00%	$800.00	-20.00%
-30.00%	N/A	N/A	$700.00	-30.00%
-40.00%	N/A	N/A	$600.00	-40.00%
-50.00%	N/A	N/A	$500.00	-50.00%
-60.00%	N/A	N/A	$400.00	-60.00%
-70.00%	N/A	N/A	$300.00	-70.00%
-80.00%	N/A	N/A	$200.00	-80.00%
-90.00%	N/A	N/A	$100.00	-90.00%
-100.00%	N/A	N/A	$0.00	-100.00%
1 The basket return is never below the trigger level on any observation date.
2 The basket return falls below the trigger level on any observation date.
3 The basket return excludes any dividend yields on stocks included in the reference asset.

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where basket return has increased since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

DESCRIPTION OF THE REFERENCE ISSUERS AND COMPONENTS

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in the reference asset, any component or any of the securities comprising any component. All disclosures contained in this pricing supplement regarding the components are derived from publicly available information.

We do not assume any responsibility for the adequacy or accuracy of the information about any reference issuer of any component in the reference asset contained in this pricing supplement or in any publicly available filings made by such reference issuer. You should make your own investigation into each reference issuer of each component in the reference asset.

Each component is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC's website is http://www.sec.gov. In addition, information regarding a reference issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

This pricing supplement relates only to the notes offered hereby and does not relate to any component or other securities of any reference issuer. We have derived all disclosures contained in this pricing supplement regarding each reference issuer from the publicly available documents described in the preceding paragraph. We did not participate in the preparation of such documents or made any due diligence inquiry with respect to such reference issuer in connection with the offering of the Notes. We do not make any representation that such publicly available documents or any other publicly available information regarding any reference issuer are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of component (and therefore the initial value) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning any reference issuer could affect the value received with respect to the notes and, therefore, the trading prices of the notes.

With respect to each component we have provided a table that sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices, for that component for each quarter in the period from January 2, 2004 through December 31, 2007 and for the period from January 2, 2007 through February 20, 2008. We obtained the data in the following tables from the Bloomberg Professional® service, without independent verification by us. Historical prices of any component should not be taken as an indication of future performance, and no assurance can be given that the price of any component will increase relative to the initial value during the term of the notes.

WELLS FARGO & COMPANY

According to publicly available information, WELLS FARGO & COMPANY (“Wells Fargo”) is a diversified financial services company that provides retail, commercial and corporate banking services through banking stores located in 23 states. Wells Fargo provides other financial services through subsidiaries engaged in various businesses, principally: wholesale banking, mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency and brokerage services, computer and data processing services, trust services, investment advisory services, mortgage-backed securities services and venture capital investment. Wells Fargo has three operating segments for management purposes: Community Banking, Wholesale Banking and Wells Fargo Financial.

Wells Fargo’s SEC file number is 001-2979.

Historical Performance of Wells Fargo

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	29.49	27.99	28.34
June 30, 2004	29.86	27.16	28.62
September 30, 2004	29.93	28.06	29.82
December 31, 2004	31.69	28.78	31.08
March 31, 2005	31.38	29.13	29.90
June 30, 2005	31.08	28.89	30.79
September 30, 2005	31.44	29.00	29.29
December 30, 2005	32.35	28.82	31.42
March 31, 2006	32.75	30.31	31.94
June 30, 2006	34.86	31.90	33.54
September 30, 2006	36.89	33.36	36.18
December 31, 2006	36.99	34.90	35.56
March 30, 2007	36.64	33.01	34.43
June 29, 2007	36.49	33.93	35.17
September 28, 2007	37.99	32.67	35.62
December 31, 2007	37.78	29.29	30.19
January 2, 2008-February 20, 2008	34.56	24.42	30.65

CITIGROUP INC.

According to publicly available information, CITIGROUP INC. (“Citigroup”), a multi-bank holding company, provides various financial services to customers in the United States and internationally. Citigroup’s Global Consumer segment offers banking, lending, insurance, and investment services. Citigroup’s Markets and Banking segment provides various investment and commercial banking services and products, which comprise investment banking and advisory services, debt and equity trading, institutional brokerage, foreign exchange, structured products, derivatives, and lending. Citigroup’s Global Wealth Management segment provides investment advice, financial planning, and brokerage services to affluent individuals, companies, and non-profits.

Citigroup’s SEC file number is 1-9924.

Historical Performance of Citigroup

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	52.04	47.99	51.70
June 30, 2004	52.84	44.83	46.50
September 30, 2004	47.45	43.00	44.12
December 31, 2004	49.06	42.11	48.18
March 31, 2005	49.99	44.05	44.94
June 30, 2005	48.14	43.80	46.23
September 30, 2005	46.81	42.91	45.52
December 30, 2005	49.76	44.00	48.53
March 31, 2006	49.33	44.85	47.23
June 30, 2006	50.71	47.17	48.24
September 30, 2006	50.35	46.22	49.67
December 31, 2006	56.66	48.83	55.70
March 30, 2007	56.28	48.05	51.34
June 29, 2007	55.53	50.41	51.29
September 28, 2007	52.97	44.66	46.67
December 31, 2007	48.77	28.80	29.44
January 2, 2008-February 20, 2008	29.89	22.47	25.49

Federal National Mortgage Association

According to publicly available information, Federal National Mortgage Association (“Fannie Mae”) provides funds to mortgage lenders through the purchase of mortgage assets, and issues and guarantees mortgage-related securities that facilitate the flow of funds into the mortgage market in the United States. Fannie Mae operates in three segments: Single-Family Credit Guaranty, Housing and Community Development, and Capital Markets. The Single-Family Credit Guaranty segment securitizes single-family mortgage loans and facilitates the purchase of single-family mortgage loans for Fannie Mae's mortgage portfolio. The Housing and Community Development segment securitizes multifamily mortgage loans and facilitates the purchase of multifamily mortgage loans for Fannie Mae's mortgage portfolio. The Capital Markets segment manages Fannie Mae's investment activity in mortgage loans and mortgage-related securities.

Fannie Mae’s SEC file number is 000-50231.

Historical Performance of Fannie Mae

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	80.82	70.75	74.35
June 30, 2004	75.47	65.90	71.36
September 30, 2004	77.80	63.05	63.40
December 31, 2004	73.75	62.95	71.21
March 31, 2005	71.70	53.72	54.45
June 30, 2005	61.66	49.75	58.40
September 30, 2005	60.21	41.50	44.82
December 30, 2005	50.79	41.44	48.81
March 31, 2006	58.60	48.41	51.40
June 30, 2006	54.50	46.17	48.10
September 30, 2006	56.31	46.30	55.91
December 31, 2006	62.30	54.40	59.39
March 30, 2007	60.44	51.88	54.58
June 29, 2007	69.94	53.30	65.33
September 28, 2007	70.57	56.20	60.81
December 31, 2007	68.60	26.85	39.98
January 2, 2008-February 20, 2008	40.00	28.06	29.83

WACHOVIA CORPORATION

According to publicly available information, WACHOVIA CORPORATION (“Wachovia”) is a diversified financial services company that provides a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services. Wachovia has retail and commercial banking operations in 21 states from Connecticut to Florida and west to Texas and California, and nationwide retail brokerage, mortgage lending and auto finance businesses. Wachovia’s retail brokerage operations under the Wachovia Securities brand name manage client assets through offices nationwide. Globally, clients are served in selected corporate and institutional sectors and through more than 40 international offices.

Wachovia’s SEC file number is 001-10000.

Historical Performance of Wachovia

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	49.45	45.70	47.00
June 30, 2004	47.78	43.50	44.50
September 30, 2004	47.71	43.05	46.95
December 31, 2004	55.00	46.52	52.60
March 31, 2005	56.25	49.60	50.91
June 30, 2005	53.08	48.92	49.60
September 30, 2005	51.58	46.97	47.59
December 30, 2005	55.25	46.34	52.86
March 31, 2006	57.85	50.85	56.05
June 30, 2006	60.04	51.29	54.08
September 30, 2006	56.85	52.20	55.80
December 31, 2006	57.67	53.09	56.95
March 30, 2007	58.80	53.40	55.05
June 29, 2007	56.90	50.84	51.25
September 28, 2007	53.10	44.83	50.15
December 31, 2007	52.25	36.69	38.03
January 2, 2008-February 20, 2008	40.22	28.41	34.08

MBIA INC.

According to publicly available information, MBIA INC. (“MBIA”) provides financial guarantee insurance and other forms of credit protection, as well as investment management services, to public finance and structured finance issuers and investors and capital market participants on a global basis. MBIA’s financial guarantee insurance provides an unconditional and irrevocable guarantee of the payment of the principal of, and interest or other amounts owing on, insured obligations when due or, in the event that MBIA has the right to accelerate insured obligations upon default or otherwise, upon such acceleration by MBIA. MBIA conducts its financial guarantee business through its wholly owned subsidiary MBIA Insurance Corporation and provides investment management products and financial services through its wholly owned subsidiary MBIA Asset Management, LLC.

MBIA’s SEC file number is 1-9583.

Historical Performance of MBIA

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	67.34	58.90	62.70
June 30, 2004	64.90	54.45	57.12
September 30, 2004	59.14	52.55	58.21
December 31, 2004	65.21	53.43	63.28
March 31, 2005	63.33	52.15	52.28
June 30, 2005	61.35	49.07	59.31
September 30, 2005	63.23	54.76	60.62
December 30, 2005	64.00	54.15	60.16
March 31, 2006	63.63	56.90	60.13
June 30, 2006	60.87	56.00	58.55
September 30, 2006	64.42	56.30	61.44
December 31, 2006	73.49	60.57	73.06
March 30, 2007	76.02	63.21	65.49
June 29, 2007	72.38	60.42	62.22
September 28, 2007	66.25	49.00	61.05
December 31, 2007	68.83	17.79	18.63
January 2, 2008-February 20, 2008	19.75	6.81	12.18

JPMORGAN CHASE & CO.

According to publicly available information, JPMORGAN CHASE & CO. (“JPMorgan Chase”) is a financial holding company incorporated under Delaware law in 1968. JPMorgan Chase’s activities are organized, for management reporting purposes, into six business segments (Investment Bank, Retail Financial Services, Card Services, Commercial Banking, Treasury & Securities Services and Asset Management) and Corporate, which includes its Private Equity and Treasury businesses, as well as corporate support functions. JPMorgan Chase’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with branches in 17 states, and Chase Bank USA, National Association, a national banking association that is JPMorgan Chase’s credit card-issuing bank. JPMorgan Chase’s principal nonbank subsidiary is J.P. Morgan Securities Inc., its U.S. investment banking firm. The bank and nonbank subsidiaries of JPMorgan Chase operate nationally as well as through overseas branches and subsidiaries, representative offices and subsidiary foreign banks.

JPMorgan Chase’s SEC file number is 1-5805.

Historical Performance of JPMorgan Chase

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	43.84	36.31	41.95
June 30, 2004	42.56	34.62	38.77
September 30, 2004	40.25	35.50	39.73
December 31, 2004	40.45	36.35	39.01
March 31, 2005	39.65	34.35	34.60
June 30, 2005	36.49	33.36	35.32
September 30, 2005	35.95	33.32	33.93
December 30, 2005	40.56	32.98	39.69
March 31, 2006	42.42	37.88	41.64
June 30, 2006	46.80	39.34	42.00
September 30, 2006	47.49	40.40	46.96
December 31, 2006	49.00	45.51	48.30
March 30, 2007	51.95	45.91	48.38
June 29, 2007	53.25	47.70	48.45
September 28, 2007	50.48	42.18	45.82
December 31, 2007	48.02	40.15	43.65
January 2, 2008-February 20, 2008	49.28	37.77	43.15

BANK OF AMERICA CORPORATION

According to publicly available information, BANK OF AMERICA CORPORATION (“Bank of America”), through its banking subsidiaries and various nonbanking subsidiaries throughout the United States and in selected international markets, provides a range of banking and nonbanking financial services and products through three business segments: Global Consumer and Small Business Banking, Global Corporate and Investment Banking and Global Wealth and Investment Management. First, Global Consumer and Small Business Banking includes credit card, deposit account, mortgage and home equity services. Second, Global Corporate and Investment Banking provides a wide range of financial services to both Bank of America’s issuer and investor clients that range from business banking clients to large international corporate and institutional investor clients, and are delivered from three primary businesses: business lending, capital markets and advisory services and treasury services. Third, Global Wealth and Investment Management provides a wide offering of customized banking and investment services designed to meet the wealth management goals of Bank of America’s individual and institutional customer base. Bank of America currently operate in 30 states, the District of Columbia and 44 foreign countries.

Bank of America’s SEC file number is 1-6523.

Historical Performance of Bank of America

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	41.50	38.81	40.49
June 30, 2004	42.83	38.52	42.31
September 30, 2004	44.99	41.77	43.33
December 31, 2004	47.47	42.94	46.99
March 31, 2005	47.20	43.43	44.10
June 30, 2005	47.42	43.47	45.61
September 30, 2005	46.05	41.14	42.10
December 30, 2005	47.25	41.38	46.15
March 31, 2006	47.20	42.98	45.54
June 30, 2006	50.50	45.26	48.10
September 30, 2006	54.00	47.59	53.57
December 31, 2006	55.08	51.32	53.39
March 30, 2007	54.21	48.36	51.02
June 29, 2007	52.20	48.55	48.89
September 28, 2007	52.77	46.52	50.27
December 31, 2007	52.95	40.61	41.26
January 2, 2008-February 20, 2008	45.08	33.25	42.97

THE BEAR STEARNS COMPANIES INC.

According to publicly available information, THE BEAR STEARNS COMPANIES INC. (“Bear Stearns”), in conjunction with its broker-dealer and international bank subsidiaries, is a large investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, institutional and individual investors worldwide. The business of Bear Stearns includes: (i) market-making and trading in debt and equity, mortgage-related, asset-backed, municipal securities and high yield products; (ii) trading in derivative products; (iii) securities, options and futures brokerage; (iv) providing securities clearance services; managing equity and fixed income assets for institutional and individual clients; (v) financing customer activities; (vi) securities lending; (vii) assisting in mergers; (viii) engaging in mortgage loan origination and securitization activities; and (ix) investment management and advisory services. Bear Stearns’ business is conducted from its principal headquarters in New York City, its offices and branches throughout the U.S., and international offices in Dublin, Hong Kong, London and Tokyo and other world financial centers.

Bear Stearns’ SEC file number is 1-8989.

Historical Performance of Bear Stearns

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	91.76	78.80	87.68
June 30, 2004	88.76	75.44	84.31
September 30, 2004	96.21	81.14	96.17
December 31, 2004	109.82	86.51	102.31
March 31, 2005	106.51	96.54	99.90
June 30, 2005	105.31	91.35	103.94
September 30, 2005	110.16	98.55	109.75
December 30, 2005	119.40	98.74	115.53
March 31, 2006	141.22	113.30	138.70
June 30, 2006	147.77	120.10	140.08
September 30, 2006	147.20	127.12	140.10
December 31, 2006	166.20	139.57	162.78
March 30, 2007	172.61	138.57	150.35
June 29, 2007	159.34	136.13	140.00
September 28, 2007	145.48	99.75	122.81
December 31, 2007	133.11	85.60	88.25
January 2, 2008-February 20, 2008	93.19	68.18	83.05

Lehman Brothers Holding Inc.

According to publicly available information, Lehman Brothers Holding Inc. (“Lehman”), through its subsidiaries, provides various financial services to corporations, governments and municipalities, institutions, and high-net-worth individuals worldwide. Lehman operates in three segments: Capital Markets, Investment Banking, and Investment Management. The Capital Markets segment represents institutional customer flow activities. The Investment Banking segment provides advice to customers on mergers, acquisitions, and other financial matters. The Investment Management segment consists of private investment management, which provides brokerage services, investment, wealth advisory, and trust and capital markets execution services; and offers asset management products across traditional and alternative asset classes through various distribution channels.

Lehman Brothers’ SEC file number is 001-9466.

Historical Performance of Lehman Brothers

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	44.86	38.47	41.44
June 30, 2004	42.12	34.83	37.63
September 30, 2004	40.42	33.63	39.86
December 31, 2004	44.65	38.21	43.74
March 31, 2005	48.47	42.71	47.08
June 30, 2005	49.96	42.96	49.64
September 30, 2005	58.97	48.97	58.24
December 30, 2005	66.58	51.87	64.09
March 31, 2006	74.79	62.92	72.27
June 30, 2006	78.85	58.38	65.15
September 30, 2006	74.64	59.25	73.86
December 31, 2006	78.88	71.08	78.12
March 30, 2007	86.18	68.07	70.07
June 29, 2007	82.05	68.60	74.52
September 28, 2007	75.50	49.06	61.73
December 31, 2007	67.73	52.71	65.44
January 2, 2008-February 20, 2008	66.58	49.75	55.39

WASHINGTON MUTUAL, INC.

According to publicly available information, WASHINGTON MUTUAL, INC. (“WaMu”) is a financial services company that provides a diversified line of products and services to consumers and small to mid-sized businesses. WaMu offers consumer banking, mortgage lending, commercial banking, and consumer finance throughout the United States. WaMu also markets annuities and other insurance products.

WaMu’s SEC file number is 001-14667.

Historical Performance of WaMu

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	45.47	39.49	42.71
June 30, 2004	44.70	37.40	38.64
September 30, 2004	40.40	37.55	39.08
December 31, 2004	42.50	37.53	42.28
March 31, 2005	42.80	38.74	39.50
June 30, 2005	42.95	37.75	40.69
September 30, 2005	43.90	39.12	39.22
December 30, 2005	45.04	36.64	43.50
March 31, 2006	45.57	41.57	42.62
June 30, 2006	46.94	42.44	45.58
September 30, 2006	46.79	41.03	43.47
December 31, 2006	46.38	42.03	45.49
March 30, 2007	46.02	38.73	40.38
June 29, 2007	44.60	38.76	42.64
September 28, 2007	43.85	31.27	35.31
December 31, 2007	36.47	12.81	13.61
January 2, 2008-February 20, 2008	21.91	10.73	17.09

AMBAC FINANCIAL GROUP, INC.

According to publicly available information, AMBAC FINANCIAL GROUP, INC. (“Ambac”), through its subsidiaries, provides financial guarantee products and other financial services to clients in the public and private sectors worldwide. Ambac operates in two segments: Financial Guarantee and Financial Services. The Financial Guarantee segment offers financial guarantee insurance and other credit enhancement products, such as credit derivatives for public finance and structured finance obligations. The Financial Services segment provides financial and investment products comprising investment agreements, funding conduits, interest rate, currency, and total return swaps, principally to clients of the financial guarantee business, which includes municipalities and other public entities, health care organizations, investor-owned utilities, and asset-backed issuers.

Ambac’s SEC file number is 001-10777.

Historical Performance of Ambac

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	79.76	68.86	73.78
June 30, 2004	75.93	63.80	73.44
September 30, 2004	79.95	69.21	79.95
December 31, 2004	84.62	72.34	82.13
March 31, 2005	82.92	74.30	74.75
June 30, 2005	78.83	62.20	69.76
September 30, 2005	73.25	65.98	72.06
December 30, 2005	79.20	67.60	77.06
March 31, 2006	82.00	73.74	79.60
June 30, 2006	83.63	76.79	81.10
September 30, 2006	87.50	80.64	82.75
December 31, 2006	90.72	81.56	89.07
March 30, 2007	91.83	83.48	86.39
June 29, 2007	96.10	84.02	87.19
September 28, 2007	88.40	54.55	62.91
December 31, 2007	73.17	20.62	25.77
January 2, 2008-February 20, 2008	26.79	4.52	9.94

SLM CORPORATION

According to publicly available information, SLM CORPORATION (“SLM”), through its subsidiaries, provides education finance in the United States. It originates and holds student loans by providing funding, delivery, and servicing support for education loans through its participation in the federal family education loan program (FFELP) and through offering non-federally guaranteed private education loans. SLM primarily markets its FFELP Stafford and private education loans through on-campus financial aid offices. It also engages in debt management operations business, which provides a range of accounts receivable and collections services, including student loan default aversion services, defaulted student loan portfolio management services, contingency collections services for student loans and other asset classes, and accounts receivable management and collection for purchased portfolios of receivables. In addition, SLM purchases and manages sub-performing and non-performing mortgage loans. Further, it provides a range of other financial services, processing capabilities, and information technology to educational institutions, lenders, students and their families, and guarantee agencies. SLM was founded in 1972 and is headquartered in Reston, Virginia.

SLM’s SEC file number is 001-13251.

Historical Performance of SLM

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	43.00	36.97	41.85
June 30, 2004	42.40	36.80	40.45
September 30, 2004	44.75	36.43	44.60
December 31, 2004	54.44	41.60	53.39
March 31, 2005	55.13	46.40	49.84
June 30, 2005	51.46	45.56	50.80
September 30, 2005	53.98	48.85	53.64
December 30, 2005	56.48	51.33	55.09
March 31, 2006	58.35	51.86	51.94
June 30, 2006	54.99	50.05	52.92
September 30, 2006	53.07	45.78	51.98
December 31, 2006	52.09	44.65	48.77
March 30, 2007	49.96	40.30	40.90
June 29, 2007	57.96	40.60	57.58
September 28, 2007	58.00	41.77	49.67
December 31, 2007	53.65	18.69	20.14
January 2, 2008-February 20, 2008	23.00	16.20	22.59

The Goldman Sachs Group, Inc.

According to publicly available information, The Goldman Sachs Group, Inc. (“Goldman Sachs”) is a global investment banking, securities and investment management firm that provides a range of services worldwide to a client base that includes corporations, financial institutions, governments and high-net-worth individuals. Goldman Sachs’ activities are divided into three segments: investment banking, trading and principal investments, and asset management and securities services. Investment banking represented 16% of the Goldman Sachs’ net revenues during the fiscal year ended November 30, 2007. Trading and principal investments represented 68% of net revenues during the fiscal year ended November 30, 2007. Asset management and securities services represented 16% of net revenues during the fiscal year ended November 30, 2007. On December 11, 2007, Credit-Based Asset Servicing and Securitization LLC, a sub-prime mortgage investor, completed the sale of its Litton Loan Servicing business to Goldman Sachs.

Goldman Sachs’ SEC file number is 001-14965

Historical Performance of Goldman Sachs

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	109.29	96.15	104.35
June 30, 2004	107.50	87.68	94.16
September 30, 2004	94.96	83.29	93.24
December 31, 2004	110.88	90.74	104.04
March 31, 2005	113.93	101.79	109.99
June 30, 2005	114.25	94.75	102.02
September 30, 2005	121.70	102.02	121.58
December 30, 2005	134.99	110.23	127.71
March 31, 2006	159.63	124.23	156.96
June 30, 2006	169.31	136.79	150.43
September 30, 2006	171.15	138.97	169.17
December 31, 2006	206.70	168.51	199.35
March 30, 2007	222.75	189.85	206.63
June 29, 2007	233.97	203.29	216.75
September 28, 2007	225.77	157.38	216.74
December 31, 2007	250.70	196.90	215.05
January 2, 2008-February 20, 2008	215.05	171.83	177.25

Merrill Lynch & Co., Inc.

According to publicly available information, Merrill Lynch & Co., Inc. (“Merrill Lynch”) is a holding company that provides investment, financing, insurance and related services to individuals and institutions on a global basis through its broker, dealer, banking, insurance and other financial services subsidiaries. On September 29, 2006, Merrill Lynch completed the merger of its Merrill Lynch Investment Managers (“MLIM”) business with BlackRock, Inc. Merrill Lynch owns a 45% voting interest and approximately half of the economic interest of BlackRock, Inc. Prior to the BlackRock merger, Merrill Lynch operated in three segments: Global Markets and Investment Banking (“GMI”), Global Private Client and MLIM. Effective with the BlackRock merger, MLIM ceased to exist as a separate business segment. A new business segment, Global Wealth Management (“GWM”), was created, consisting of Global Private Client and Global Investment Management. As a result, Merrill Lynch operates in two segments: GWM and GMI. Merrill Lynch conducts its business from various locations worldwide with offices in 37 countries. Merrill Lynch's major geographic regions of operations include the United States, Europe, the Middle East and Africa, the Pacific Rim, Canada and Latin America.

Merrill Lynch’s SEC file number is 001-07182

Historical Performance of Merrill Lynch

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	64.89	56.97	59.56
June 30, 2004	60.74	51.35	53.98
September 30, 2004	54.32	47.35	49.72
December 31, 2004	61.16	50.01	59.77
March 31, 2005	61.99	56.01	56.60
June 30, 2005	57.50	52.00	55.01
September 30, 2005	61.67	54.36	61.35
December 30, 2005	69.34	58.64	67.73
March 31, 2006	79.32	67.04	78.76
June 30, 2006	81.25	64.58	69.56
September 30, 2006	79.40	66.69	78.22
December 31, 2006	93.93	77.90	93.10
March 30, 2007	98.68	76.85	81.67
June 29, 2007	95.00	81.18	83.58
September 28, 2007	89.23	66.94	71.28
December 31, 2007	77.89	50.50	53.68
January 2, 2008-February 20, 2008	59.59	47.50	51.84

ASSURED GUARANTY LTD.

According to publicly available information, ASSURED GUARANTY LTD. (“Assured Guaranty”) is a Bermuda-based holding company that provides, through its operating subsidiaries, credit enhancement products to the public finance, structured finance and mortgage markets. Assured Guaranty markets its products directly and through financial institutions, serving the United States and international markets. Assured Guaranty operates through wholly owned subsidiaries, including Assured Guaranty US Holdings Inc., Assured Guaranty Re Ltd. (“AG Re”) and Assured Guaranty Finance Overseas Ltd. Its principal operating subsidiaries are Assured Guaranty Corp. and AG Re. Its operations include four principal business segments: financial guaranty direct, financial guaranty reinsurance, mortgage guaranty and other. Assured Guaranty primarily conducts its business in the United States, Bermuda and the European community.

The common stock of Assured Guaranty commenced trading on the New York Stock Exchange in the second quarter of 2004; thus, the below historical prices of common stock of Assured Guaranty started in the second quarter of 2004.

Assured Guaranty’s SEC file number is 001-32141.

Historical Performance of Assured Guaranty

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2004	N/A	N/A	N/A
June 30, 2004	18.40	16.15	16.95
September 30, 2004	17.50	14.90	16.66
December 31, 2004	19.80	15.93	19.67
March 31, 2005	19.92	17.51	17.95
June 30, 2005	23.48	17.31	23.36
September 30, 2005	24.52	21.33	23.93
December 30, 2005	27.42	21.45	25.39
March 31, 2006	27.45	24.64	25.00
June 30, 2006	26.03	23.50	25.37
September 30, 2006	27.40	24.40	25.93
December 31, 2006	27.43	24.40	26.60
March 30, 2007	28.40	25.90	27.32
June 29, 2007	31.99	26.65	29.56
September 28, 2007	30.22	21.32	27.17
December 31, 2007	29.46	13.34	26.54
January 2, 2008-February 20, 2008	26.50	16.53	23.46

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. In the opinion of Cadwalader, Wickersham & Taft LLP, special U.S. tax counsel to us, the following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the notes. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes. Under one approach, the notes should be treated as pre-paid forward or other executory contracts with respect to the reference asset. We intend to treat the notes consistent with this approach and pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement for certain U.S. federal income tax considerations applicable to notes that are treated as pre-paid cash-settled forward or other executory contracts.

Publicly available offering documents for Assured Guaranty Ltd. (one of the components) provide that although Assured Guaranty Ltd. believes that it is not and should not be treated as a "passive foreign investment company" (a "PFIC") for U.S. federal income tax purposes, this treatment is uncertain, and it is possible that it is, or will be, treated as a PFIC for U.S. federal income tax purposes. In this case, it is possible that the notes will be subject to the "constructive ownership" rules of section 1260 of the Code. If section 1260 applies to the notes, the portion of any long-term capital gain that is recognized on the sale, exchange, maturity, or other taxable disposition of the notes and is attributable to Assured Guaranty Ltd. may be treated as ordinary income and subject to an interest charge. Prospective investors in the notes should consult their tax advisors as to the possibility that Assured Guaranty Ltd. is treated as a PFIC for U.S. federal income tax purposes, and section 1260 applies to their notes.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the notes, other characterizations and treatments are possible and the timing and character of income in respect of the notes might differ from the treatment described above. For example, the notes could be treated as debt instruments that are “contingent payment debt instruments” for federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts” in the prospectus supplement.

Recently, the Internal Revenue Service (“IRS”) and the Treasury Department issued Notice 2008-2 under which they requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which would include the notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital , and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a note is required to accrue income in respect of the note prior to the receipt of payments under the note or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a note as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the note could be subject to U.S. withholding tax in respect of a note. It is unclear whether any regulations or other guidance would apply to the notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the notes.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

CERTAIN ERISA CONSIDERATIONS

We urge you to read and consult “Certain ERISA Considerations” section of the prospectus supplement”.

MERGER EVENTS AND TENDER OFFERS

Merger Events. A “merger event” shall mean, in respect of any component, any (i) reclassification or change of such component that results in a transfer of or an irrevocable commitment to transfer all of the outstanding shares of such component to another person or entity, (ii) consolidation, amalgamation, merger or binding share exchange of the reference issuer with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which such reference issuer is the continuing entity and which does not result in a reclassification or change of all of shares of such component outstanding), (iii) takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person to purchase or otherwise obtain 100% of the outstanding shares of such component (other than such component owned or controlled by such other entity or person), or (iv) consolidation, amalgamation, merger or binding share exchange of the reference issuer or its subsidiaries with or into another entity in which such reference issuer is the continuing entity and which does not result in a reclassification or change of shares of such component outstanding but results in the outstanding shares of such component (other than shares of such component owned or controlled by such other entity) immediately following such event collectively representing less than 50% of the outstanding shares of such component immediately prior to such event (a “reverse merger”), in each case if the closing date of the merger event is on or before the final valuation date.

Tender Offers. A “tender offer” shall mean, in respect of the voting shares of any reference issuer, any takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any entity or person that results in such entity or person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means, not less than 10% of the outstanding voting shares of such reference issuer as determined by the calculation agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the calculation agent deems relevant.

If a merger event or a tender offer occurs and the consideration for any component consists solely of new shares that are publicly quoted, traded or listed on the New York Stock Exchange, American Stock Exchange, NASDAQ or any other exchange that is a participant in an effective national market system plan (the “new component”), then the applicable component will be adjusted to comprise the number of shares of the new component to which a holder of one share of such component immediately prior to the occurrence of the merger event or tender offer, as the case may be, would be entitled upon consummation of such merger event or tender offer, and the calculation agent shall adjust any or all of the component initial values, upside participation rate or any other variable with respect to such new component.

The “approval date” is the closing date of a merger event, or, in the case of a tender offer, the date on which the person or entity making the tender offer acquires, or acquires the right to obtain, the relevant percentage of the voting shares of the reference issuer, or if such date is not a scheduled trading day, the immediately preceding scheduled trading day.

If a merger event or a tender offer occurs with respect to a reference issuer and distributions of consideration value (as defined below) are made with respect to the related component, then the calculation agent shall select an alternate component (as defined below) to replace the related component. “Alternate component” will be the common stock of the company with a market capitalization on the approval date that is the greatest market capitalization among the stocks then included in the same primary industry classification as the reference issuer as published at <Ticker> <Equity> RV <GO> on the Bloomberg Professional® service. If there is no stock with the same primary industry classification as the reference issuer, the calculation agent will identify an additional stock then included in the Standard & Poor’s 500® Composite Stock Price Index (the “S&P 500 Index”), from the following categories: first, stock with the same primary “Industry Group” classification as the reference issuer; second, stock with the same primary “Major Group” classification as the reference issuer; and third, stocks with the same primary “Division” classification as the reference issuer. “Industry,” “Industry Group,” “Major Group” and “Division” have the meanings assigned by the U.S. Office of Management and Budget (or any successor federal agency responsible for assigning SIC Codes). If the SIC Code system of classification is altered or abandoned, the Calculation Agent may select an alternate classification system and implement similar procedures.

In connection with the replacement of the component with the alternate component, the calculation agent shall set or adjust the component initial value of such alternate component or any other variable (or any combination thereof) as the calculation agent determines appropriate to account for such event.

The calculation agent will disregard any stock selected as described above if the calculation agent determines that selecting such stock and the corresponding hedging activity by us or an affiliate with respect to the notes (i) will violate, or is otherwise unadvisable under any law, regulation, rule of any self regulatory organization or internal policy applicable to the calculation agent, us or our affiliates or (ii) will trigger any filing or reporting obligations for the calculation agent, us or our affiliates with any self regulatory organization, government entity or other agency.

For the avoidance of doubt, if a merger event occurs that involves more than one reference issuer, the calculation agent will follow the same procedures described above for each reference issuer.

“Consideration value” means with respect to a component and following a merger event or tender offer (other than one in which consideration consists solely of new component shares), the sum of (i) in the case of cash received in such event, the amount of cash so received, and (ii) for any property other than cash received in such event, the market value of such property so received as of the approval date. Any market value determined pursuant to (ii) above shall be determined on the basis of market quotations from four leading dealers (which may include the issuer) in the relevant market. If the value of that property cannot be determined on the basis of market quotations by four leading dealers in the relevant market, then the calculation agent will determine the market value of such property.

In the event of a merger event or a tender offer in which a holder of a component may elect the form of consideration it receives in respect of such merger event or tender offer, the consideration shall be deemed to consist of the types and amounts of each type of consideration distributed to a holder that makes no election, as determined by the calculation agent.

NATIONALIZATION, DELISTING AND INSOLVENCY

Nationalization.“Nationalization” shall mean all the assets or substantially all the assets of any reference issuer are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity.

Insolvency. “Insolvency” shall mean that, with respect to any reference issuer, by reason of the voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding involving, such reference issuer, (i) any shares of the component of such reference issuer are required to be transferred to a trustee, liquidator or other similar official or (ii) holders of any shares of the component become legally prohibited from transferring such component.

The “announcement date” means (i) in the case of a nationalization, the day of the first public announcement by the relevant government authority that all or substantially all of the assets of the relevant reference issuer are to be nationalized, expropriated or otherwise transferred to any governmental agency, authority or entity, (ii) in the case of a delisting event, the day of the first public announcement by the relevant exchange that the relevant component will cease to trade or be publicly quoted on such exchange, or (iii) in the case of an insolvency, the day of the first public announcement of the institution of a proceeding or presentation of a petition or passing of a resolution (or other analogous procedure in any jurisdiction) that leads to an insolvency with respect to the relevant reference issuer.

If a nationalization or insolvency involving a reference issuer occurs, then for purposes of any calculation to be performed hereunder to calculate the component closing value with respect to the component of such reference issuer, the following will apply:

(a)
if a nationalization or insolvency occurs with respect to such reference issuer, and the holders of any shares of the component of such reference issuer have received consideration property (as defined below) in respect of their shares of such component as a result of, or in, such nationalization or insolvency, then the component closing value of such component on any scheduled trading day on and after the announcement date for such nationalization or insolvency shall be equal to the consideration property value (as defined below) on each such scheduled trading day;

(b)
if a nationalization or insolvency occurs with respect to such reference issuer, and (A) the holders of any shares of the component of such reference issuer have not received consideration property in respect of their shares of such component as a result of, or in, such nationalization or insolvency and (B) the relevant exchange for the shares of such component continues to report a component closing value of the shares of such component on each scheduled trading day for the shares of such component during the period from, and including, the announcement date, to, and including, the final valuation date, the component closing value of such component will be determined by the calculation agent in the same general manner as if no nationalization or insolvency had occurred; and

(c)
if a nationalization or insolvency occurs with respect to such reference issuer, and (A) the holders of any shares of the component of such reference issuer have not received consideration property in respect of their shares of such component as a result of, or in, such nationalization or insolvency and (B) on any scheduled trading day for such component during the period from, and including, the announcement date for such nationalization or insolvency, to, and including, the final valuation date, a component closing value is not available for such component on the relevant exchange of such component, then the component closing value on each such scheduled trading day for such component will be deemed to be zero on each scheduled trading day from, and including, the announcement date to, and including, the final valuation date and no attempt will be made to find a replacement for such component.

“Consideration property” means with respect to a nationalization or insolvency of a reference issuer and the related component of such reference issuer, the amount of securities, cash or any other property distributed to a holder of one share of such component in, or as a result of, any such nationalization or insolvency, as applicable.

“Consideration property value” means with respect to any consideration property received by a holder of a component as a result of the nationalization or insolvency of the reference issuer of such component, the sum of (i) for any cash received in any such nationalization or insolvency, as applicable, the value, as of the date of receipt, as determined by the calculation agent, of the amount of cash so received in respect of one share of such component, (ii) for any security received in any such nationalization or insolvency, as applicable, an amount equal to the product of (a) (1) the closing price of such security on its primary exchange or (2) if such security is not listed on any exchange, the fair market value of such security as determined by the calculation agent, as of the time at which the consideration property value is determined (which, for (1) will be the closing time for the primary exchange for trading of such security and for (2) will be a time determined by the calculation agent based on the manner for determining the value of such security) multiplied by (b) the quantity of such security so received in respect of one share of such component in such nationalization or insolvency, as applicable and (iii) for any property other than cash or securities received in any such nationalization or insolvency, as applicable, the market value, as determined by the calculation agent, of such property so received in respect of one share of such component.

Delisting Event. A “delisting event” shall occur, with respect to any component, if the relevant exchange announces that pursuant to its rules, such component ceases (or will cease) to be listed, traded or publicly quoted on the relevant exchange for any reason (other than a merger event or tender offer) and is not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the United Sates.

If a delisting event occurs with respect to a component, then the component closing value for shares of such component will be deemed to be zero on each scheduled trading day from, and including, the announcement date to, and including, the final valuation date.

POTENTIAL ADJUSTMENT EVENTS

Potential Adjustment Event. A “potential adjustment event” shall mean, with respect to any component, any of the following (i) a subdivision, consolidation or reclassification of such component (other than a merger event or tender offer), or a free distribution or distribution of such component to existing holders by way of bonus, capitalization or similar issue; (ii) a distribution to existing holders of such component of (A) such component, (B) other capital or securities granting the right to payment of distributions and/or proceeds of liquidation of the applicable reference issuer equal, proportionate or senior to such payments to holders of such component or (C) any other type of securities, rights or warrants or other assets, in any case for payments (cash or other) at less than the prevailing market price, as determined by the calculation agent; (iii) an extraordinary distribution paid by the applicable reference issuer; (iv) a call by the applicable reference issuer in respect of such component that are not fully paid; (v) a repurchase of such component or securities convertible into or exchangeable for such component by the applicable reference issuer whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise; or (vi) any other similar event that may have a diluting or concentrative effect on the theoretical value of such component other than insolvency, merger event or tender offer, in each case if the potential adjustment event occurs before the final valuation date.

If a potential adjustment event shall occur in respect to any component, then the calculation agent will determine whether such potential adjustment event has a diluting or concentrative effect on the theoretical value of one such component and, if so, will (i) make the corresponding adjustment(s), if any, to the component initial value of such component, upside participation rate or any other variables (or any combination thereof) as the calculation agent determines appropriate to account for that diluting or concentrative effect, and (ii) determine the effective date(s) of the adjustment(s).

For the purposes of making an adjustment required by any of the foregoing corporate events, the calculation agent will determine the value of each type of property distributed in the distribution. If a holder of shares of the reference issuer elects to receive different types or combinations of types of property in the reorganization event, such property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent. The calculation agent will provide information about the adjustments it makes upon your written request.

EVENTS OF DEFAULT AND ACCELERATION

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Return on the Notes — Payment at Maturity” in this pricing supplement. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated final basket return. If a market disruption event exists with respect to a component on that scheduled trading day, then the final valuation date for that component will be postponed for up to eight scheduled trading days (in the same general manner used for postponing final valuation dates during the term of the notes). The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes. For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the prospectus.

You should only rely on the information contained in this pricing supplement, the accompanying prospectus, prospectus supplement, and prospectus addendum. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, the accompanying prospectus, prospectus supplement, and prospectus addendum. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, the accompanying prospectus, prospectus supplement, and prospectus addendum are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, the accompanying prospectus, prospectus supplement, and prospectus addendum is correct on any date after their respective dates.

HSBC USA Inc.

$7,303,000

Equity Linked Notes with Contingent Protection

Linked to an Equally Weighted Basket of WELLS FARGO & COMPANY,
CITIGROUP INC.,
Federal National Mortgage Association,
WACHOVIA CORPORATION,
MBIA INC.,
JPMORGAN CHASE & CO.,
BANK OF AMERICA CORPORATION,
THE BEAR STEARNS COMPANIES INC.,
Lehman Brothers Holdings Inc.,
WASHINGTON MUTUAL, INC.,
SLM CORPORATION,
AMBAC FINANCIAL GROUP, INC.,
The Goldman Sachs Group, Inc.,
Merrill Lynch & Co., Inc., and
ASSURED GUARANTY LTD.

February 22, 2008

PRICING SUPPLEMENT

TABLE OF CONTENTS
Pricing Supplement
Summary	PR-2
Investor Suitability	PR-4
Risk Factors	PR-4
Illustrative Examples	PR-7
Description of The Reference Issuers and Components	PR-10
Certain U.S. Federal Income Tax Considerations	PR-26
Certain ERISA Considerations	PR-27
Merger Events and tender offers	PR-27
Nationalization, Delisting and Insolvency	PR-28
Potential Adjustment Events	PR-29
Events of Default and Acceleration	PR-30
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-13
Description of Notes	S-14
Sponsors or Issuers and Reference Asset	S-25
Use of Proceeds and Hedging	S-26
Certain U.S. Federal Income Tax Considerations	S-26
Supplemental Plan of Distribution	S-38
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59